UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 29, 2007

Live Nation, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9348 Civic Center Drive, Beverly Hills, California		90210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-867-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 29, 2007, Live Nation, Inc. (the "Company") entered into an Amended and Restated Credit Agreement (the "Amended Credit Agreement"), dated as of June 29, 2007, among the Company, Live Nation Worldwide, Inc., and the foreign borrowers party thereto, as Borrowers, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, J.P. Morgan Europe Limited, as London Agent, Bank of America, N.A., as Syndication Agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as Co-Lead Arrangers and Joint Bookrunners.

The Amended Credit Agreement amends and restates the Company’s existing senior secured credit agreement, dated as of December 21, 2005 (the "Existing Credit Agreement"), to, among other things, modify certain covenants and other provisions and facilitate potential future acquisitions by permitting the formation of wholly owned subsidiaries of the Company. The Amended Credit Agreement consists of an approximately $550.0 million 6-year term loan facility and a $285.0 million 5-year revolving credit facility, with the right (subject to certain conditions) to increase such facilities by up to $250.0 million in the aggregate. The 5-year revolving credit facility provides for borrowings up to the amount of the facility with sub-limits of up to $235.0 million to be available for the issuance of letters of credit and up to $100.0 million to be available for borrowings in foreign currencies. Under the Amended Credit Agreement, revolving loans bear interest at an annual rate of LIBOR plus 1.75%, subject to stepdowns based on the Company’s leverage ratio at the time of borrowing, and term loans bear interest at an annual rate of LIBOR plus 2.75%.

As of June 29, 2007, the outstanding balances on the term loan and revolving credit facility were $544.0 million and $22.0, respectively. Taking into account letters of credit of $73.3 million, $189.7 million was available for future borrowings.

The Amended Credit Agreement contains a number of covenants and restrictions that, among other things, require the company to satisfy certain financial covenants and restrict the Company’s ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the Amended and Restated Credit Agreement becoming immediately due and payable.

The summary of the Amended Credit Agreement set forth in this Item 2.03 is qualified in its entirety by reference to the text of the Amended Credit Agreement, a copy of which is incorporated herein by reference and attached hereto as Exhibit 10.1. In connection with the Amended Credit Agreement, the Company and the guarantors entered into an Amended and Restated Guaranty and Collateral Agreement (the "Amended Guaranty Agreement"), a copy of which is incorporated herein by reference and attached hereto as Exhibit 10.2.

Item 8.01 Other Events.

The Live Nation Holdco #2, Inc. ("Holdco #2") certificate of incorporation (the "Holdco #2 Charter") contains various covenants and other provisions affecting Holdco #2’s Series A mandatorily redeemable preferred stock and Holdco #2 Series B mandatorily redeemable preferred stock that are substantially similar to provisions in the Company’s senior secured credit agreement. In connection with the amendment of the Existing Credit Agreement, the Holdco #2 Charter has been amended and restated to, among other things, modify those provisions to mirror correlative changes set forth in the Amended Credit Agreement.

A copy of the Amended and Restated Certificate of Incorporation of Holdco #2 is incorporated herein by reference and attached hereto as Exhibit 10.3.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The information in the Exhibit Index of this Current Report on Form 8-K is incorporated into this Item 9.01(d) by reference.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation, Inc.

July 3, 2007	By:	Kathy Willard

Name: Kathy Willard
Title: Executive Vice President and Chief Accounting Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of June 29, 2007, among Live Nation, Inc., Live Nation Worldwide, Inc. and the foreign borrowers party thereto, as Borrowers, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, J.P. Morgan Europe Limited, as London Agent, Bank of America, N.A., as Syndication Agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as Co-Lead Arrangers and Joint Bookrunners
10.2	Amended and Restated Guarantee and Collateral Agreement, dated as of June 29, 2007, among Live Nation, Inc., Live Nation Worldwide, Inc., the other subsidiaries of Live Nation, Inc. identified therein and JP Morgan Chase Bank, N.A., as Administrative Agent
10.3	Amended and Restated Certificate of Incorporation of Live Nation Holdco #2, Inc.